Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICIATE OF INCORPORATION

OF

ISLAND RESIDENCES CLUB, INC.

(Pursuant to Section 242 of the State of Delaware General Corporations Law)

It is hereby certified that:

1.

The name of the corporation (hereinafter called the “Corporation”) is Regency Property Group, Inc.

2.

The certificate of incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the Corporation is REGENCY PROPERTY GROUP, INC.”

3.

The foregoing Amendment to Certificate of Incorporation was duly adopted and written consent has given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the President, having been thereunto duly authorized, has executed the foregoing Certificate of Amendment for the Corporation the 13th day December 2007.

/s/ Graham James Bristow
Graham James Bristow, President

UNANIMOUS WRITTEN CONSENT

BY THE SHAREHOLDERS OF

ISLAND RESIDENCES CLUB, INC.

Pursuant to section 228 of the State of Delaware General Corporation Law, subchapter vii), as amended, which provides that any action required to be taken at a meeting of shareholders of a Delaware corporation may be taken without a general meeting being called if a consent in writing setting forth the action so taken shall be signed by a majority of the shareholders.

The undersigned, being a majority of shareholders of ISLAND RESIDENCES CLUB, INC., a Delaware corporation (the “Corporation”), do hereby waive any and all notices that may be required to be given with respect to a meeting of the directors of the Company and do hereby take, ratify, affirm and approve the following actions:

WHEREAS, that it is in the best interest of the Corporation to amend its Certificate of Incorporation to change the name of the Corporation to REGENCY PROPERTY GROUP, INC.

WHEREAS, that the Corporation hereby recommends that shareholders approve a resolution that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation shall be REGENCY PROPERTY GROUP, INC.”

RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and directed to take all such further actions and to execute and deliver all such instruments and documents in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as in their judgment shall be necessary, proper, or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions.

THE UNDERSIGNED, shareholders of ISLAND RESIDENCES CLUB, INC. do hereby unanimously consent to, approve, and adopt the foregoing actions as of this 13, December 2007 notwithstanding the actual date of the signing.

/s/ Island Regency Group Ltd.	/s/ China Brokers Ltd
Island Regency Group Ltd.	China Brokers Ltd

/s/ Francis Street Pty Ltd	/s/ Nicholas Hunt
Francis Street Pty Ltd	Nicholas Hunt

/s/ Margaret Ann Ojala	/s/ Pascale Hunt
Margaret Ann Ojala	Pascale Hunt

/s/ Melanie Cherie Bristow	/s/ Solihfia Nadafuri
Melanie Cherie Bristow	Solihfia Nadafuri

/s/ Vanessa Joy Bristow	/s/ Ni Wayan Purnamini
Vanessa Joy Bristow	Ni Wayan Purnamini

/s/ Elmid Hendro	/s/ Epafroditus Suyanto
Elmid Hendro	Epafroditus Suyanto

/s/ I Made Putra Yasa
I Made Putra Yasa